Filed Pursuant to Rule 424(b)(5)
Registration No. 333-203764

Calculation of the Registration Fee

Title of Each Class of Securities Offered	Amount to be Registered	Proposed Maximum Aggregate Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Senior Debt Securities	$300,000,000	99.610%	$298,830,000	$34,724.05

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

Prospectus supplement

(to Prospectus dated April 30, 2015)

The Dun & Bradstreet Corporation

$300,000,000 4.000% Senior Notes due 2020

Interest on the 4.000% senior notes due 2020 (the “senior notes”) is payable on June 15 and December 15 of each year, beginning December 15, 2015. The senior notes will mature on June 15, 2020. Interest will accrue from June 15, 2015. The interest rate on the senior notes may be adjusted under the circumstances described under “Description of senior notes—Interest rate adjustment.”

We may redeem the senior notes in whole or in part at any time prior to their maturity at the prices described in this prospectus supplement. See “Description of senior notes—Optional redemption.”

The senior notes will be unsecured and will rank equally with all our other unsecured senior indebtedness.

See “Risk factors” beginning on page S-6 for a discussion of certain risks that you should consider in connection with an investment in the senior notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Public offering price	Underwriting discounts	Proceeds, before expenses, to Dun & Bradstreet
Per senior note	99.610%	0.600%	99.010%
Total	$298,830,000	$1,800,000	$297,030,000

The senior notes will not be listed on any securities exchange. Currently, there is no public market for the senior notes.

It is expected that delivery of the senior notes will be made through the book-entry system of The Depository Trust Company, or DTC, for the accounts of its participants, including Euroclear Bank S.A./N.V., as operator of the Euroclear system, and Clearstream Banking, société anonyme against payment on or about June 15, 2015.

Joint Book-Running Managers

J.P. Morgan		BofA Merrill Lynch
Barclays		HSBC
Senior Co-Managers
MUFG		RBS

June 8, 2015

We have not, and the underwriters have not, authorized anyone to provide you with information or to make any representation other than that contained in this prospectus supplement and the accompanying prospectus. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This document may only be used where it is legal to sell the senior notes. The information appearing in this prospectus supplement, the accompanying prospectus or any document incorporated by reference may not be accurate as of any date other than the date of the document in which it is contained or such other date referred to in such document, regardless of the time of any sale or issuance of a senior note.

Where you can find more information

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our SEC filings are available to the public at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Such information may also be inspected at the offices of The New York Stock Exchange, which are currently located at 20 Broad Street, New York, New York 10005.

The SEC allows us to “incorporate by reference” the information we file with it into this prospectus supplement and the accompanying prospectus, which means we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, and information that we file later with the SEC will automatically update and supersede the previously filed information. We incorporate by reference the documents listed below and any future documents that are deemed “filed” with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act (but not including any documents or portions of documents that are furnished under applicable SEC rules, rather than filed) from the

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date of this prospectus supplement until the termination of the offering of senior notes described in this prospectus supplement or the expiration of the registration statement:

•	our Annual Report on Form 10-K for the year ended December 31, 2014;

•	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2015;

•	our Proxy Statement on Schedule 14A filed with the SEC on March 25, 2015; and

•	our Current Reports on Form 8-K filed with the SEC on April 27, 2015, May 11, 2015, May 13, 2015 and May 14, 2015, in each case not including such portions that have been furnished.

Our filings with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports, are available free of charge on our website, http://www.dnb.com, as soon as reasonably practicable after they are filed with the SEC. We have included our website address as an inactive textual reference only. The contents of the website are not incorporated by reference into this prospectus supplement or the accompanying prospectus. You may request a copy of any report or document incorporated by reference in this prospectus supplement but not delivered with this prospectus supplement at no cost by writing or telephoning us at the following address:

The Dun & Bradstreet Corporation

103 JFK Parkway

Short Hills, New Jersey 07078

Attention: Corporate Secretary

Telephone: (973) 921-5500

Exhibits to the filings will not be sent unless these exhibits have been specifically incorporated by reference in this prospectus supplement and the accompanying prospectus.

We have not authorized anyone to provide you with information or to make any representation other than that contained in this prospectus supplement and the accompanying prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.

Special note regarding forward-looking statements

We may from time to time make written or oral “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements contained in filings with the Securities and Exchange Commission, in reports to shareholders and in press releases and investor Web casts. These forward-looking statements include, without limitation, any statements related to financial guidance or strategic goals. These forward-looking statements can also be identified by the use of words like “anticipates,” “aspirations,” “believes,” “continues,” “estimates,” “expects,” “goals,” “guidance,” “intends,” “plans,” “projects,” “strategy,” “targets,” “commits,” “will” and other words of similar meaning. They can also be identified by the fact that they do not relate strictly to historical or current facts.

We cannot guarantee that any forward-looking statement will be realized. Achievement of future results is subject to risks, uncertainties and inaccurate assumptions. Should known or

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unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results could vary materially from those anticipated, estimated or projected. Investors should bear this in mind as they consider forward-looking statements and whether to invest in, or remain invested in, our securities.

In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, we are identifying the following important factors that, individually or in the aggregate, could cause actual results to differ materially from those contained in any forward-looking statements made by us; any such statement is qualified by reference to the following cautionary factors: (i) reliance on third parties to support critical components of our business model; (ii) our ability to protect our information technology infrastructure against cyber attack and unauthorized access; (iii) risks associated with potential violations of the Foreign Corrupt Practices Act and similar laws; (iv) customer demand for our products; (v) the successful implementation of our business strategy; (vi) the integrity and security of our global database and data centers; (vii) our ability to maintain the integrity of our brand and reputation and to successfully achieve our plan to modernize our Dun & Bradstreet brand; (viii) our ability to renew large contracts and the related revenue recognition and timing thereof; (ix) the impact of macro-economic challenges on our customers and vendors; (x) future laws or regulations with respect to the collection, compilation, storage, use and/or publication of information and adverse publicity or litigation concerning the commercial use of such information; (xi) our ability to acquire and successfully integrate other businesses, products and technologies; (xii) adherence by third-party members of our D&B Worldwide Network, or other third parties who license and sell under the Dun & Bradstreet name, to our quality standards and to the renewal of their agreements with Dun & Bradstreet; (xiii) the effects of foreign and evolving economies, exchange rate fluctuations, legislative or regulatory requirements and the implementation or modification of fees or taxes to collect, compile, store, use, transfer cross-border and/or publish data; and (xiv) the other factors described under the headings “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Legal Proceedings” and elsewhere in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and our other reports or documents filed with the Securities and Exchange Commission.

It should be understood that it is not possible to predict or identify all risk factors. Consequently, the above list of important factors and the Risk Factors and other factors discussed in Item 1A. of our Annual Report on Form 10-K and in our Quarterly Reports on Form 10-Q should not be considered to be a complete discussion of all of our potential trends, risks and uncertainties. Except as otherwise required by federal securities laws, we do not undertake any obligation to update any forward-looking statement we may make from time to time.

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Summary

The following summary highlights information contained elsewhere in this prospectus supplement. It may not contain all of the information that you should consider before investing in the senior notes. For a more complete discussion of the information you should consider before investing in the senior notes, you should carefully read this entire prospectus supplement and the accompanying prospectus of which it forms a part and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus of which it forms a part. In this prospectus supplement, we use the terms “D&B,” “Dun & Bradstreet,” the “Company,” “we,” “our” and “us” to refer to The Dun & Bradstreet Corporation and its subsidiaries on a consolidated basis, unless otherwise indicated or required by the context.

The Dun & Bradstreet Corporation

General

We are the world’s leading source of commercial data, analytics and insight on businesses. Our global commercial database contains more than 240 million business records. We transform commercial data into valuable insight which is the foundation of our global solutions that customers rely on to make critical business decisions.

We provide solution sets that meet a diverse set of customer needs globally. Customers use D&B Risk Management Solutions™ to mitigate credit, compliance and supplier risk, increase cash flow and drive increased profitability, and D&B Sales & Marketing Solutions™ to better use data to grow sales and improve marketing effectiveness and also for data management capabilities that provide effective and cost efficient marketing solutions to increase revenue from new and existing customers.

Our executive offices are located at 103 JFK Parkway, Short Hills, New Jersey 07078.

Business strategy

In February 2014, we announced a new strategy designed to drive long-term sustainable growth in the years ahead. We are committed to increasing Total Shareholder Return through revenue growth, and our strategy is to become one global company delivering indispensable content through modern channels to serve new customer needs. We remain focused on the commercial marketplace and continuing to be the world’s largest and best provider of insight about businesses.

Our strategy has five key components:

•

First, we are investing in content, which includes our data and analytics, that is indispensable to our customers’ growth. We are improving the quality and consistency of our data around the globe, developing new analytic tools and scores to improve the predictive capability of our content, cultivating new proprietary data sources and acquiring companies and other third party sources of data to combine with our existing data.

•	Second, we are modernizing content delivery by transitioning from older, traditional platforms to more agile and customer-friendly approaches leveraging Application Programming Interface

(“API”) connectors, mobile, social and cloud technologies and focusing on alliance and third party distribution in addition to our own products.

•

Third, we are globalizing the business, moving from a regional structure to an integrated global organization. As part of this transformation we intend to expand upon our relationships with our large, strategic customers, many of which also have global operations. This globalization of our business will be supported by global account managers and closely integrated with our Worldwide Network partners;

•	Fourth, we have modernized our brand and will continue to do so, making sure that it is understood for what Dun & Bradstreet is becoming, not just for what it has been; and

•	Fifth, we are creating an outside-in, forward leaning culture with a team that is externally focused, and plugged into our customers’ needs and the markets in which we operate.

The new strategy is built on the valuable assets the Company possesses today that we believe provide a competitive advantage for Dun & Bradstreet:

•

Well Recognized Brand:     In connection with our new strategy we have invested significantly in modernizing our culture and brand. In March 2015, we revealed a modernized brand, including our new brand purpose, creative expression and Company values. The Dun & Bradstreet® brand dates back to the founding of our company in 1841. As the world’s leading source of commercial data, analytics and insights on businesses, our customers rely on Dun & Bradstreet and the quality of our brand when they make critical business decisions. The Hoover’s® brand is also very well respected within its customer segment.

•	Superior Content and Solutions:

•

Risk Management Solutions:     Risk Management Solutions is our largest customer solution set, accounting for 63% of our total revenue, exclusive of businesses we no longer operate, for each of the years ending December 31, 2014, 2013 and 2012. Our Risk Management Solutions help customers increase cash flow and profitability while mitigating credit, operational and regulatory risks. Our principal Risk Management Solutions are DNBi®, various business information reports (e.g., Business Information Report, Comprehensive Report, and Global Report, etc.), products that are part of our Data-as-a-Service (or “DaaS”) strategy, Supplier Risk Manager and our Compliance product suite which includes Onboard and Compliance Check. Certain solutions are available on a subscription pricing basis, including our DNBi subscription pricing plan. Our subscription pricing plans represent a larger portion of our revenue and provide increased access to our risk management reports and data to help customers increase their profitability while mitigating their risk.

•

Sales and Marketing Solutions:     Sales & Marketing Solutions accounted for 37%, 37% and 36% of our total revenue, exclusive of businesses we no longer operate, for each of the years ending December 31, 2014, 2013 and 2012, respectively. Our Sales & Marketing Solutions help customers increase revenue from new and existing customers. Our principal Sales & Marketing Solutions are our customer data integration solutions, Hoover’s, various other marketing solutions including our education business, our electronic licensing products, and our Integration Manager product, our Market Insight tool and products leveraging API connectors introduced as part of our DaaS strategy.

•

Loyal Customers:     We believe that different sized customers have different needs and require different skill sets to service them. Accordingly, we are organized to effectively serve each of our large multi-national, medium and small-sized customers. Our principal customers include manufacturers, wholesalers and retailers in fields as diverse as banking, technology, telecommunications, government and insurance, as well as sales, marketing and business development professionals. None of our customers accounted for more than 10% of our 2014 total revenue. Accordingly, we are not dependent on a single customer, such that the loss of any one customer would have a material adverse effect on our consolidated annual results of operations.

Recent Developments

On May 12, 2015, we completed our previously announced acquisition of Credibility Corp. We paid $320.0 million in cash at closing, which amount will be subject to a post-closing working capital-based purchase price adjustment. The purchase price was funded primarily with cash on hand, with the remaining amount funded through our revolving credit facility. In connection with the acquisition we also agreed to make certain contingent payments (in an amount not to exceed $30.0 million, in the aggregate) to certain security holders of Credibility Corp., based upon the achievement of selected financial metrics during the period between the closing of the acquisition and December 31, 2018.

On May 14, 2015, we entered into a credit agreement for a term loan facility with JPMorgan Chase Bank, N.A., as Administrative Agent and the banks that are lenders under the facility. We have $400.0 million of aggregate availability under the term loan facility, in the form of up to two drawdowns, that expires to the extent not utilized on or before November 15, 2015. The term loan facility matures five years after the initial funding. The term loan facility may be used for the repayment of debt or other general corporate purposes.

On May 14, 2015, we also entered into an amendment to our existing $1.0 billion revolving credit facility. The amendment modifies the maximum total debt to EBITDA covenant ratio in the revolving credit facility from 4.0:1.0 to 4.5:1.0 for any fiscal quarter that ends before December 31, 2016. For fiscal quarters ending on or after December 31, 2016, the maximum total debt to EBITDA covenant ratio will return to 4.0:1.0.

The offering

Issuer	The Dun & Bradstreet Corporation.

Securities offered	$300,000,000 in aggregate principal amount of 4.000% senior notes due June 15, 2020.

Stated maturity date	June 15, 2020.

Interest rate	4.000% per annum, accruing from June 15, 2015.

Interest payment dates	Interest will be paid on June 15 and December 15 of each year to the holders of record on June 1 and December 1, respectively. The first interest payment will be made on December 15, 2015.

Interest rate adjustment	The interest rate payable on the senior notes will be subject to adjustment from time to time if Fitch Inc. or Standard & Poor’s Rating Services downgrades (or subsequently upgrades) the debt rating assigned to the senior notes as described under “Description of senior notes—Interest rate adjustment.”

Optional redemption	We may redeem the senior notes in whole or in part at any time prior to their maturity at the redemption prices described under “Description of senior notes—Optional redemption,” plus any interest that is due and unpaid on the date we redeem the senior notes.

Change of control offer to repurchase	If a Change of Control Triggering Event occurs, we must offer to repurchase the senior notes at a redemption price equal to 101% of the principal amount, plus accrued and unpaid interest, as described under “Description of senior notes—Change of control offer to repurchase.”

Sinking fund	None.

Security and ranking	The senior notes will be unsecured and unsubordinated and will rank equally and ratably among themselves and with our existing and future unsecured and unsubordinated debt.

Covenants	We will issue the senior notes under the indenture, dated as of March 14, 2006, as supplemented by the first supplemental indenture, dated as of December 3, 2012, between us and The Bank of New York Mellon, as trustee, as supplemented by a second supplemental indenture, to be dated as of June 15, 2015, between us and Wells Fargo Bank, National Association, as trustee for the senior notes offered hereby. The indenture, as supplemented, restricts, among other things, our ability to:

•	incur certain liens securing debt;

•	enter into sale and leaseback transactions; and

•	sell all or substantially all of our assets or merge or consolidate with or into other companies.

Trading	The senior notes are new issues of securities with no established trading market. We do not intend to apply for listing of the senior notes on any securities exchange. The underwriters have advised us that they intend to make a market in the senior notes, but they are not obligated to do so and may discontinue market-making at any time without notice. See “Underwriting” for more information about possible market-making by the underwriters.

Further issues	We may from time to time, without notice to or consent of the holders of the senior notes, create and issue additional senior notes ranking equally and ratably with the senior notes in all respects.

Form and denomination	The senior notes will be issued in the form of one or more fully registered global securities, without coupons, in minimum denominations of $2,000 in principal amount and integral multiples of $1,000 in excess thereof. These global securities will be deposited with the trustee as custodian for, and registered in the name of, a nominee of The Depository Trust Company (“DTC”). Except in the limited circumstances described under “Description of senior notes—Book-entry; delivery and form,” senior notes in certificated form will not be issued or exchanged for interests in global securities.

Use of proceeds	We expect the net proceeds from this offering of senior notes to be approximately $296.0 million after deducting the underwriting discounts and our estimated expenses related to the offering. We will use the net proceeds of this offering for the repayment of borrowings outstanding under our revolving credit facility and for general corporate purposes. See “Use of proceeds.”

Affiliates of the underwriters are lenders under our revolving credit facility and may therefore receive a portion of the net proceeds of this offering by reason of the repayment of borrowings outstanding under our revolving credit facility. See “Underwriting.”

Risk factors	See “Risk factors” and the other information in this prospectus supplement and in our most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K for a discussion of factors you should carefully consider before deciding to invest in the senior notes.

Governing law	The State of New York.

Risk factors

As is the case with an investment in any security, an investment in our senior notes is subject to risk. Set forth below are material risks to which an investment in our senior notes is subject. You should read these risk factors and the risk factors and other information in our Annual Report on Form 10-K for the year ended December 31, 2014 and our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2015, as well as the other information set forth in this prospectus supplement and incorporated by reference in the accompanying prospectus carefully before making a decision to purchase our senior notes.

You cannot be sure that an active trading market will develop for these senior notes.

The senior notes are a new issue of securities with no established trading market, and we do not intend to list them on any securities exchange. We have been informed by the underwriters that they intend to make a market in the senior notes after the offering is completed. However, the underwriters may cease their market-making at any time. In addition, the liquidity of the trading market in the senior notes, and the market price quoted for the senior notes, may be adversely affected by changes in the overall market for fixed income securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. In addition, such market-making activity will be subject to limits imposed by the Securities Act and the Exchange Act. As a result, you cannot be sure that an active trading market will develop for the senior notes. If no active trading market develops, you may not be able to resell your senior notes at their fair market value or at all.

The senior notes do not restrict our ability to incur additional debt, repurchase our securities or to take other actions that could negatively impact holders of the senior notes.

We are not restricted under the terms of the senior notes from incurring additional debt or repurchasing our securities. In addition, the limited covenants applicable to the senior notes do not require us to achieve or maintain any minimum financial results relating to our financial position or results of operations. Our ability to recapitalize, incur additional debt and take a number of other actions that are not limited by the terms of the senior notes could have the effect of diminishing our ability to make payments on the senior notes when due.

We may not be able to repurchase all of the senior notes upon a change of control, which would result in a default under the senior notes.

Upon the occurrence of specific kinds of change of control events, each holder of senior notes will have the right to require us to repurchase all or any part of such holder’s senior notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase. If we experience a Change of Control Triggering Event, there can be no assurance that we would have sufficient financial resources available to satisfy our obligations to repurchase the senior notes. In addition, our ability to repurchase the senior notes for cash may be limited by law, or by the terms of other agreements relating to our indebtedness outstanding at that time. Our failure to repurchase the senior notes would result in a default under the indenture, which could have material adverse consequences for us and for holders of the senior notes.

Use of proceeds

We expect the net proceeds from this offering of senior notes to be approximately $296.0 million after deducting the underwriting discounts and our estimated expenses related to the offering. We will use the net proceeds of this offering for the repayment of borrowings outstanding under our revolving credit facility and for general corporate purposes. We borrowed under our revolving credit facility to fund a portion of the closing consideration for our acquisition of Credibility Corp. described in “Summary—Recent Developments.” As of March 31, 2015, the weighted average interest rate on outstanding borrowings under our revolving credit facility was 1.28%. Our revolving credit facility matures on July 23, 2019.

Affiliates of the underwriters are lenders under our revolving credit facility. As a result, the underwriters or their affiliates may receive part of the proceeds of this offering by reason of the repayment of amounts outstanding under our revolving credit facility. See “Underwriting.”

Ratio of earnings to fixed charges

Set forth below is information concerning our ratio of earnings to fixed charges. The ratio shows the extent to which our business generates enough earnings after the payment of all expenses other than interest to make required interest payments on our debt.

For this ratio, “earnings” have been calculated by adding fixed charges to Income before Provision for Income Taxes. Fixed charges are the sum of interest expenses and the portion of rental payments on operating leases estimated to represent an interest component.

	Three months ended March 31, 2015	Year Ended December 31,
		2014	2013	2012	2011	2010

Ratio of earnings to fixed charges	7.6x	7.6x	8.8x	8.7x	8.8x	8.0x

Capitalization

The following table sets forth our cash and cash equivalents and capitalization at March 31, 2015 on a historical basis and as adjusted to give effect to the consummation of our acquisition of Credibility Corp., the execution of our new term loan credit agreement and our offering of the senior notes and the use of proceeds therefrom. You should read this table in conjunction with “Use of proceeds” and “Selected financial data” included elsewhere in this prospectus supplement and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and the related notes incorporated by reference in this prospectus supplement.

	March 31, 2015
(Dollars in millions, except share and per share data)	Actual	As adjusted(1)

Cash and cash equivalents	$355.2	$355.2

Debt:
Short-Term Debt:
2.875% Senior Notes due 2015	300.8	300.8

Total Short-Term Debt	300.8	300.8
Long-Term Debt:
3.250% Senior Notes due 2017	450.0	450.0
4.375% Senior Notes due 2022	297.7	297.7
4.000% Senior Notes due 2020 offered hereby	—	298.8
Revolving Credit Facility(2)	655.0	679.0
Term Loan Facility(3)	—	—

Total Long-Term Debt	1,402.7	1,725.5

Equity:
Series A Junior Participating Preferred Stock, $0.01 par value per share, authorized—500,000 shares;—outstanding—none	—	—
Preferred Stock, $0.01 par value per share, authorized—9,500,000 shares;—outstanding—none(4)	—	—
— Series Common Stock, $0.01 par value per share, authorized—10,000,000 shares;—outstanding—none	—	—
Common Stock, $0.01 par value per share, authorized—200,000,000 shares;—issued—81,900,000 shares	0.8	0.8
Capital Surplus	279.0	279.0
Retained Earnings	2,855.3	2,855.3
Treasury Stock, at cost, 45,900,000 shares at March 31, 2015	(3,386.6)	(3,386.6)
Cumulative Translation Adjustment	(276.9)	(276.9)
Minimum Pension Liability Adjustment	(682.2)	(682.2)
Derivative Financial Instrument	0.0	0.0
Noncontrolling Interest	9.3	9.3
Total Equity	(1,201.3)	(1,201.3)

Total Capitalization	$502.2	$825.0

(1)	The “As adjusted” column of the above table assumes $1.8 million of underwriter fees and $1.0 million of expenses related to the offering of the senior notes.
(2)	On May 12, 2015, we borrowed under our revolving credit facility to fund a portion of the closing consideration for our acquisition of Credibility Corp. described in “Summary—Recent Developments.”
(3)	On May 14, 2015, we entered into a credit agreement for a term loan facility with JPMorgan Chase Bank, N.A., as Administrative Agent and the banks that are lenders under the facility. We have $400.0 million of aggregate availability under the term loan facility, in the form of up to two drawdowns, that expires to the extent not utilized on or before November 15, 2015. The term loan facility matures five years after the initial funding. The term loan facility may be used for the repayment of debt or other general corporate purposes.
(4)	On February 24, 2009, we authorized 1,400,000 shares of 4.0% Series B Preferred Stock and issued 1,345,757 of such shares to a wholly-owned subsidiary in an intercompany transaction in exchange for $1.2 billion of outstanding intercompany debt. This transaction was eliminated in consolidation and therefore such shares are not included under Preferred Stock above.

Selected financial data

The following data has been derived from our audited and unaudited financial statements. Consolidated balance sheets as of December 31, 2014 and 2013 and the related consolidated statements of operations and of cash flows for each of the three years in the period ended December 31, 2014 and notes thereto, which have been audited, have been incorporated in this prospectus supplement and the accompanying prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2014. Consolidated balance sheets as of March 31, 2015 and the related consolidated statements of operations and of cash flows for each of the three months ended March 31, 2015 and 2014 and notes thereto, which are unaudited, have been incorporated in this prospectus supplement and the accompanying prospectus by reference to our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2015. Such unaudited financial statements have been prepared on a basis consistent with our annual audited financial statements and, in the opinion of management, reflect all adjustments necessary for a fair statement of the results for the periods presented. The results for any interim period are not necessarily indicative of the results that may be achieved for a full fiscal year. The following data should also be read in conjunction with the information set forth under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated in this prospectus supplement and the accompanying prospectus by reference to such Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

(Amounts in millions, except per share data)	Three months ended March 31,		Years ended December 31,
	2015	2014	2014	2013	2012	2011	2010
Results of Operations:
Operating Revenues	$376.2	$381.9	$1,681.8	$1,655.2	$1,663.0	$1,758.5	$1,676.6
Costs and Expenses	310.0	299.6	1,260.3	1,218.1	1,230.9	1,333.7	1,267.5

Operating Income	66.2	82.3	421.5	437.1	432.1	424.8	409.1
Non-Operating (Expense) Income—Net	(9.6)	(33.5)	(72.9)	(41.1)	(53.8)	(56.7)	(21.2)

Income before Provision for Income Taxes and Equity in Net Income of Affiliates	56.6	48.8	348.6	396.0	378.3	368.1	387.9
Provision for Income Taxes	15.4	(36.7)	52.6	135.5	83.1	109.2	137.9
Equity in Net Income of Affiliates	0.7	0.5	1.9	1.6	1.3	1.3	0.9

Net Income	41.9	86.0	297.9	262.1	296.5	260.2	250.9
Less: Net (Income) Loss Attributable to the Noncontrolling Interest	(0.9)	(0.7)	(3.5)	(3.6)	(1.0)	0.1	1.2

Net Income Attributable to D&B	$41.0	$85.3	$294.4	$258.5	$295.5	$260.3	$252.1

(Amounts in millions, except per share data)	Three months ended March 31,		Years ended December 31,
	2015	2014	2014	2013	2012	2011	2010

Basic Earnings Per Share of Common Stock Attributable to D&B Common Shareholders	$1.14	$2.28	$8.06	$6.61	$6.47	$5.31	$5.03

Diluted Earnings Per Share of Common Stock Attributable to D&B Common Shareholders	$1.13	$2.26	$7.99	$6.54	$6.43	$5.28	$4.98

Other Data:
Weighted Average Number of Shares Outstanding—Basic	36.0	37.4	36.5	39.1	45.6	48.9	49.9
Weighted Average Number of Shares Outstanding—Diluted	36.4	37.7	36.9	39.5	46.0	49.3	50.4
Cash Dividends Paid per Common Share	$0.46	$0.44	$1.76	$1.60	$1.52	$1.44	$1.40
Cash Dividends Declared per Common Share	$0.46	$0.44	$1.76	$1.60	$1.52	$1.44	$1.40
Ratio of Earnings to Fixed Charges	7.6x	8.2x	7.6x	8.8x	8.7x	8.8x	8.0x

Balance Sheet:
Total Assets	$2,027.7	$1,807.2	$1,986.2	$1,890.3	$1,991.8	$1,977.1	$1,919.5
Long-Term Debt	$1,402.7	$1,513.8	$1,352.2	$1,516.0	$1,290.7	$963.9	$972.0
Total D&B Shareholders’ (Deficit) Equity	$(1,210.6)	$(1,068.7)	$(1,203.3)	$(1,048.4)	$(1,017.4)	$(743.9)	$(677.6)
Noncontrolling Interest	$9.3	$6.8	$8.7	$6.1	$3.1	$3.7	$8.8

Total (Deficit) Equity	$(1,201.3)	$(1,061.9)	$(1,194.6)	$(1,042.3)	$(1,014.3)	$(740.2)	$(668.8)

Description of senior notes

We will issue the senior notes under the indenture, dated as of March 14, 2006, as supplemented by the first supplemental indenture, dated as of December 2, 2012, between us and The Bank of New York Mellon, as trustee (as so supplemented, the “base indenture”), as supplemented by a second supplemental indenture, to be dated as of June 15, 2015, between us and Wells Fargo Bank, National Association, as trustee for the senior notes offered hereby. Such indenture, as supplemented, is referred to in this prospectus supplement as the “indenture.” Because this is a summary, it does not contain all of the information that may be important to you. The following description of specific terms of the senior notes is qualified in its entirety by reference to the provisions of the indenture, including the definitions of certain terms contained therein and those terms made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). Capitalized and other terms not otherwise defined in this prospectus supplement shall have the meanings given to them in the indenture. As used in this “Description of senior notes,” “D&B” refers to The Dun & Bradstreet Corporation and does not, unless the context otherwise indicates, include its subsidiaries. The base indenture is an exhibit to the registration statement of which the prospectus attached to this prospectus supplement is part. The terms of the senior notes include those stated in the indenture and those which are made a part of the indenture by the Trust Indenture Act of 1939. A copy of the base indenture is available for inspection at the office of the trustee.

The senior notes will be issued in an initial aggregate principal amount of $300 million. The senior notes will be issued only in registered form, without coupons, in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The senior notes will be unsecured senior obligations of D&B and, as such, will rank pari passu in right of payment with all other existing and future unsecured senior indebtedness of D&B and senior in right of payment to all existing and future subordinated indebtedness of D&B. As of March 31, 2015, on a pro forma basis after giving effect to the offering of the senior notes and the application of the estimated gross proceeds therefrom, we would have had approximately $1,725.5 million in aggregate principal amount of indebtedness outstanding which would have ranked pari passu in right of payment with the senior notes. See “Capitalization” and “Use of proceeds” in this prospectus supplement.

General

The specific terms of the senior notes are set forth below:

•	Title: 4.000% Senior Notes due 2020

•	Initial principal amount being issued: $300,000,000

•	Stated maturity date: June 15, 2020

•	Interest rate: 4.000% per annum

•	Date interest starts accruing: June 15, 2015

•	Interest payment dates: June 15 and December 15

•	First interest payment date: December 15, 2015

•	Regular record dates for interest: June 1 and December 1

•	Computation of interest: Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

•	Form of senior notes: The senior notes will be in the form of one or more global senior notes that we will deposit with or on behalf of The Depository Trust Company, or DTC.

•	Sinking fund: The senior notes will not be subject to any sinking fund.

•	Ranking: The senior notes will constitute a separate series of our unsecured and unsubordinated senior debt securities, ranking equally with any other unsecured and unsubordinated debt of ours.

Further issues

Except during a continuing default or Event of Default under the indenture, we may from time to time, without notice to or consent of the holders of the senior notes, create and issue additional senior notes ranking equally and ratably with the senior notes in all respects (or in all respects except for the payment of interest accruing prior to the issue date of such additional senior notes or except for the first payment of interest following the issue date of such additional senior notes), so that such additional senior notes shall be consolidated and form a single series with the senior notes and shall have the same terms as to status, redemption or otherwise as the senior notes.

Interest rate adjustment

The interest rate payable on the senior notes will be subject to adjustment from time to time if either of Fitch, Inc., a jointly-owned subsidiary of Fimalac, S.A. and the Hearst Corporation, and their successors (“Fitch”), or Standard & Poor’s Ratings Services, a division of McGraw-Hill, Inc., and its successors (“S&P”), or any Substitute Rating Agency (as defined below), downgrades (or subsequently upgrades) the debt rating assigned to the senior notes in the manner described below.

If the rating of the senior notes from Fitch or any Substitute Rating Agency is decreased to a rating set forth in the immediately following table, the interest rate on the senior notes will increase from the interest rate payable on the senior notes on the date of their issuance by the percentage set forth opposite that rating:

Rating*	Percentage
BB+	0.25%
BB	0.50%
BB-	0.75%
B+ or below	1.00%

*	Including the equivalent ratings of any Substitute Rating Agency.

If the rating of the senior notes from S&P or any Substitute Rating Agency is decreased to a rating set forth in the immediately following table, the interest rate on the senior notes will increase from the interest rate payable on the senior notes on the date of their issuance by the percentage set forth opposite that rating:

Rating*	Percentage
BB+	0.25%
BB	0.50%
BB-	0.75%
B+ or below	1.00%

*	Including the equivalent ratings of any Substitute Rating Agency.

If at any time the interest rate on the senior notes has been adjusted upward and either Fitch or S&P (or either Substitute Rating Agency), as the case may be, subsequently increases its rating of the senior notes to any of the threshold ratings set forth above, the interest rate on the senior notes will be decreased such that the interest rate for the senior notes equals the interest rate payable on the senior notes on the date of their issuance plus the applicable percentages set forth opposite the ratings from the tables above in effect immediately following the increase. If Fitch or any Substitute Rating Agency subsequently increases its rating of the senior notes to BBB- (or its equivalent, in the case of a Substitute Rating Agency) or higher and S&P or any Substitute Rating Agency increases its rating to BBB- (or its equivalent, in the case of a Substitute Rating Agency) or higher, the interest rate on the senior notes will be decreased to the interest rate payable on the senior notes on the date of their issuance.

Each adjustment required by any decrease or increase in a rating set forth above, whether occasioned by the action of Fitch, S&P or any Substitute Rating Agency, shall be made independent of any and all other adjustments. In no event shall (1) the interest rate for the senior notes be reduced to below the interest rate payable on the senior notes on the date of their issuance or (2) the total increase in the interest rate on the senior notes exceed 2.00% above the interest rate payable on the senior notes on the date of their issuance.

No adjustments in the interest rate of the senior notes shall be made solely as a result of a rating agency ceasing to provide a rating. If at any time less than two Rating Agencies (as defined under “—Change of control offer to repurchase”) provide a rating of the senior notes, we will use our commercially reasonable efforts to obtain a rating of the senior notes from another Rating Agency, to the extent one exists, and if another such Rating Agency rates the senior notes (such rating agency, a “Substitute Rating Agency”), for purposes of determining any increase or decrease in the interest rate on the senior notes pursuant to the table above (a) such Substitute Rating Agency will be substituted for the last Rating Agency to provide a rating of the senior notes but which has since ceased to provide such rating, (b) the relative ratings scale used by such Substitute Rating Agency to assign ratings to senior unsecured debt will be determined in good faith by an independent investment banking institution of national standing appointed by us and, for purposes of determining the applicable ratings included in the applicable table above with respect to such Substitute Rating Agency, such ratings will be deemed to be the equivalent ratings used by Fitch or S&P, as applicable, in such table and (c) the interest rate on the senior notes will increase or decrease, as the case may be, such that the interest rate equals the interest rate payable on the senior notes on their date of issuance plus the appropriate percentage, if any, set forth opposite the rating from such Substitute Rating Agency in the applicable table above (taking into account the provisions of clause (b) above) (plus any applicable percentage resulting from a decreased rating by the other rating agency). For so long as only one Rating Agency provides a rating of the senior notes, any subsequent increase or decrease in the interest rate of the senior notes necessitated by a reduction or increase in the rating by the agency providing the rating shall be twice the percentage set forth in the applicable table above. For so long as no Rating Agency provides a rating of the senior notes, the interest rate on the senior notes will increase to, or remain at, as the case may be, 2.00% above the interest rate payable on the senior notes on the date of their issuance.

Any interest rate increase or decrease described above will take effect from the first day of the interest period during which a rating change requires an adjustment in the interest rate. If Fitch or S&P or any Substitute Rating Agency changes its rating of the senior notes more than once during any particular interest period, the last change by such agency during such period will control for purposes of any interest rate increase or decrease described above relating to such agency’s action.

If the interest rate payable on the senior notes is increased as described in this “—Interest Rate Adjustment,” the term “interest,” as applicable to the senior notes, will be deemed to include any such additional interest unless the context otherwise requires.

Optional redemption

We may, at our option at any time and from time to time, redeem the senior notes, in whole or in part, at a redemption price equal to the greater of (1) 100% of the principal amount of the senior notes to be redeemed, and (2) the sum of the present values of the remaining scheduled payments of principal and interest in respect of the senior notes to be redeemed (not including any portion of such payments of interest accrued as of the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 37.5 basis points plus, in each case, accrued and unpaid interest on the senior notes to be redeemed to, but not including, the date of redemption. Notwithstanding the foregoing, on or after May 15, 2020, we may, at our option at any time and from time to time redeem the senior notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the senior notes to be redeemed plus accrued and unpaid interest on the senior notes to be redeemed to, but not including, the date of redemption.

We will mail notice of any redemption to the trustee and DTC or its nominee, not less than 30 days and not more than 60 days before the redemption date. If we redeem only some of the senior notes, it is the practice of DTC or its nominee to determine by lot the amount of senior notes to be redeemed by each of its participating institutions. Notice by DTC or its nominee to these participants and by participants to “street name” holders of indirect interests in the senior notes will be made according to arrangements among them and may be subject to statutory or regulatory requirements. Unless we default in payment of the redemption price on the redemption date, interest will cease to accrue on the senior notes or portions of senior notes called for redemption on and after the redemption date. On or before the redemption date, we will deposit with a paying agent money sufficient to pay the redemption price of and accrued interest on the senior notes to be redeemed on that date.

“Comparable Treasury Issue” means the United States Treasury security selected by the Reference Treasury Dealers as having a maturity comparable to the remaining term of the senior notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such senior notes.

“Reference Treasury Dealer” means (1) each of J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated and their respective successors unless any of them ceases to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), in which case we shall substitute another Primary Treasury Dealer, and (2) any other two Primary Treasury Dealers selected by us.

“Reference Treasury Dealer Quotations” means, with respect to the Reference Treasury Dealer and any redemption date, the average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us and provided to the trustee by that Reference Treasury Dealer at 3:30 p.m., New York City time, on the third business day preceding that redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity (computed as of the third business day immediately preceding that redemption date) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Reference Treasury Dealer Quotations for that redemption date.

Change of control offer to repurchase

If a Change of Control Triggering Event occurs, unless we have exercised our right to redeem the senior notes as described under “Optional Redemption,” holders of senior notes will have the right to require us to repurchase all or a portion of their senior notes pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase, subject to the rights of holders of senior notes on the relevant record date to receive interest due on the relevant interest payment date.

Within 30 days following the date upon which the Change of Control Triggering Event occurred, or at our option, prior to any Change of Control but after the public announcement of the pending Change of Control, we will be required to send, by first class mail, a notice to holders of senior notes, with a copy to the trustee, which notice will govern the terms of the Change of Control Offer. Such notice will state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the “Change of Control Payment Date”). The notice, if mailed prior to the date of consummation of the Change of Control, will state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date. Holders of senior notes electing to have senior notes purchased pursuant to a Change of Control Offer will be required to surrender their senior notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the senior note completed, to the paying agent at the address specified in the notice, or transfer their senior notes to the paying agent by book-entry transfer pursuant to the applicable procedures of the paying agent, prior to the close of business on the third business day prior to the Change of Control Payment Date.

We will not be required to make a Change of Control Offer if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by us and such third party purchases all senior notes properly tendered and not withdrawn under its offer.

For purposes of the Change of Control Offer discussion above, the following definitions are applicable:

“Below Investment Grade Rating Event” means the senior notes are rated below Investment Grade by each Rating Agency on any date during the period (the “Trigger Period”) commencing 60 days prior to the first public announcement by the Company of any Change of Control (or pending Change of Control) and ending 60 days following consummation of such Change of Control (which 60-day period shall be extended so long as the rating of the senior notes is under publicly announced consideration for possible downgrade by any Rating Agency).

“Change of Control” means the occurrence of any one of the following:

(1)	the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than to the Company or one of its subsidiaries;

(2)	the consummation of any transaction (including without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the outstanding Voting Stock of the Company, measured by voting power rather than number of shares;

(3)	the Company consolidates with, or merges with or into, any person, or any person consolidates with, or merges with or into, the Company, in a transaction in which any of the outstanding Voting Stock of the Company or such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Voting Stock of the Company outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person immediately after giving effect to such transaction;

(4)	the first day on which the majority of the members of the board of directors of the Company cease to be Continuing Directors; or

(5)	the adoption of a plan relating to the liquidation, dissolution or winding up of the Company.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of our properties or assets and those of our subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of senior notes to require us to repurchase its senior notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our properties and assets and of those of our subsidiaries taken as a whole to another person or group may be uncertain.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event. Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Company” means The Dun & Bradstreet Corporation and any successor thereto permitted under the Indenture.

“Continuing Director” means, as of any date of determination, any member of the board of directors of the Company who:

(1)	was a member of such board of directors on the date of the issuance of the senior notes; or

(2)	was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination or election.

Under a Delaware Chancery Court interpretation of a similar definition of “Continuing Director,” our Board of Directors could approve, for purposes of such definition, a slate of stockholder-nominated directors without endorsing them, or while simultaneously recommending and endorsing its own slate instead. Accordingly, under such interpretation, our Board of Directors could approve a slate of directors that includes a majority of dissident directors nominated pursuant to a proxy contest, and the ultimate election of such dissident slate would not constitute a “Change of Control Repurchase Event” that would trigger a holder’s right to require us to repurchase the holder’s senior notes as described above.

“Fitch” means Fitch, Inc., a jointly-owned subsidiary of Fimalac, S.A. and the Hearst Corporation, and their successors.

“Investment Grade” means a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P) and a rating of BBB- or better by Fitch (or its equivalent under any successor rating category of Fitch).

“Rating Agency” means (1) each of S&P and Fitch; and (2) if any of S&P or Fitch ceases to rate the senior notes or fails to make a rating of the senior notes publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act, selected by us (as certified by a resolution of the board of directors of the Company and reasonably acceptable to the Trustee) as a replacement agency for S&P or Fitch, or all of them, as the case may be.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Voting Stock” of any specified person as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Certain covenants

The indenture does not contain any provisions that would limit our ability to incur indebtedness or that would afford holders of senior notes protection in the event of a sudden and significant decline in the credit quality of D&B or a takeover, recapitalization or highly leveraged or similar transaction involving D&B.

Limitation on liens

D&B will not, and will not permit any subsidiary to, create, incur, assume or permit to exist any lien on any property or asset, to secure any debt of D&B, any subsidiary or any other person, or permit any subsidiary to do so, without securing the senior notes equally and ratably with such debt for so long as such debt shall be so secured, subject to certain exceptions. Exceptions include:

•	liens existing on the date the senior notes are issued;

•

liens on assets or property of a corporation at the time it becomes a subsidiary securing only indebtedness of such corporation, provided such indebtedness was not incurred in connection with such corporation becoming a subsidiary;

•

liens existing on assets created at the time of the acquisition, purchase, lease, improvement or development of such assets to secure all or a portion of the purchase price or lease for, or the costs of improvement or development of, such assets;

•

liens to secure any extension, renewal, refinancing or refunding (or successive extensions, renewals, refinancings or refundings), in whole or in part, of any indebtedness secured by liens referred to above or liens created in connection with any amendment, consent or waiver relating to such indebtedness, so long as such lien does not extend to any other property, the amount of debt secured is not increased (other than by the amount equal to any costs and expenses incurred in connection with any extension, renewal, refinancing or refunding) and the indebtedness so secured does not exceed the fair market value (as determined by our board of directors) of the assets subject to such liens at the time of such extension, renewal, refinancing or refunding, or such amendment, consent or waiver, as the case may be;

•

liens incurred in connection with the financing of accounts receivable of D&B or any of its subsidiaries so long as (i) such lien extends only to the assets of the entity that received the proceeds of such financing, and (ii) the lien secures indebtedness not in excess of the proceeds received, and (iii) the aggregate indebtedness secured does not, at any time, exceed $200,000,000.

•	liens on property incurred in permitted sale and leaseback transactions;

•	liens in favor of only D&B or one or more subsidiaries granted by D&B or a subsidiary to secure any obligations owed to D&B or a subsidiary of D&B;

•

mechanics’, landlords’ and similar liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 90 days or that are being contested in good faith by appropriate proceedings;

•

liens arising out of a judgment, decree or order of court being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of D&B or the books of its subsidiaries, as the case may be, in conformity with GAAP;

•

liens for taxes not yet due and payable, or being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of D&B or the books of its subsidiaries, as the case may be, in conformity with GAAP;

•

easements, rights of way and similar liens incurred in the ordinary course of business that do not secure any monetary obligations and materially impair the use or value of the property subject thereto or materially interfere with the ordinary conduct of D&B’s business or the business of its subsidiaries;

•

cash collateral provided to any counterparty of D&B or any of its subsidiaries in connection with any (a) interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement or (b) foreign exchange contract, foreign exchange option contract, currency swap agreement or other similar agreement; provided, that any such agreement or arrangement is designed to protect D&B or any of its subsidiaries with respect to fluctuations in interest or currency exchange rates, as the case may be, and is not entered into for speculative purposes; and

•

liens otherwise prohibited by this covenant, securing indebtedness which, together with the value of sale and leaseback transactions described under “—Limitation on sale and leasebacks” below, do not at any time exceed the greater of 10% of shareholders’ equity or an aggregate amount of $450,000,000.

Limitation on sale and leasebacks

D&B will not, and will not permit any subsidiary to, enter into any arrangement with any person pursuant to which D&B or any subsidiary leases any property that has been or is to be sold or transferred by D&B or the subsidiary to such person (a “sale and leaseback transaction”), except that a sale and leaseback transaction is permitted if D&B or such subsidiary would be entitled to secure the property to be leased (without equally and ratably securing the outstanding senior notes) in an amount equal to the value of such sale and leaseback transaction, which value shall be the present value of the lease payments with respect to the term of the lease remaining on the date as of which the amount is being determined, without regard to any renewal or extension options contained in the lease, discounted at the weighted average interest rate on the notes of all series (including the effective interest rate on any notes issued with original issue discount) which are outstanding under the indenture on the effective date of such sale and leaseback transaction.

In addition, permitted sale and leaseback transactions not subject to the limitation above and the provisions described in “—Limitation on liens” above include:

•	temporary leases for a term, including renewals at the option of the lessee, of not more than three years;

•	leases between only D&B and a subsidiary of D&B or only between subsidiaries of D&B; and

•

leases of property executed by the time of, or within 12 months after the latest of, the acquisition, the completion of construction or improvement, or the commencement of commercial operation of the property.

Consolidation, merger and sale of assets

D&B may not consolidate or merge with or into, or sell, lease, convey, transfer or otherwise dispose of our property and assets substantially as an entirety to another entity unless:

•

(1) D&B is the continuing corporation or (2) the successor entity, if other than D&B, is a U.S. corporation, partnership, limited liability company or trust and assumes by supplemental indenture all of D&B’s obligations under the senior notes and the indenture;

•

immediately after giving effect to the transaction, no Event of Default (as defined below), and no event that, after notice or lapse of time or both, would become an Event of Default, has occurred and is continuing; and

•

if, as a result of any consolidation, merger, sale or lease, conveyance or transfer described in this covenant, properties or assets of D&B would become subject to any lien which would not be permitted by the asset lien restriction described above without equally and ratably securing the senior notes, D&B or such successor person, as the case may be, will take the steps as are necessary to secure effectively the senior notes equally and ratably with, or prior to, all indebtedness secured by those liens as described above.

In connection with any transaction that is covered by this covenant, we must deliver to the trustee an officers’ certificate and an opinion of counsel each stating that the transaction complies with the terms of the indenture.

In the case of any such consolidation, merger, sale, transfer or other conveyance, but not a lease, in a transaction in which there is a successor entity, the successor entity will succeed to, and be substituted for, D&B under the indenture and D&B will be released from the obligation to pay principal and interest on the senior notes.

Events of default

With respect to the senior notes, any one of the following is an “Event of Default”:

•	if D&B defaults in the payment of interest on the senior notes, and such default continues for 30 days;

•	if D&B defaults in the payment of the principal or any premium on the senior notes when due by declaration, when called for redemption or otherwise;

•

if D&B fails to perform or if D&B breaches any covenant or warranty in the senior notes or in the indenture and applicable to the senior notes continuing for 90 days after notice to D&B by the trustee or by holders of at least 25% in principal amount of the outstanding senior notes; and

•	if certain events of bankruptcy or insolvency occur with respect to D&B (the “bankruptcy provision”).

If an Event of Default (other than the bankruptcy provision) with respect to the senior notes occurs and is continuing, the trustee or the holders of at least 25% in principal amount of all of the outstanding senior notes may declare the principal of all the senior notes to be due and payable. When such declaration is made, such principal will be immediately due and payable. If a bankruptcy or insolvency event occurs, the principal of the senior notes shall immediately become due and payable without any declaration or other act on the part of the trustee or the holders of the senior notes. The holders of a majority in principal amount of senior notes may rescind such declaration or acceleration with respect to the senior notes and its consequences if the rescission would not conflict with any judgment or decree and if all existing events of default with respect to the senior notes have been cured or waived (other than nonpayment of principal or interest that has become due solely as a result of acceleration).

Holders of senior notes may not enforce the indenture or the senior notes, except as provided in the indenture. The trustee shall require indemnity satisfactory to it before it enforces the indenture or the senior notes. Subject to certain limitations, the holders of more than 50% in principal amount of the outstanding senior notes may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power of the trustee with respect to the senior notes. The trustee may withhold from holders notice of any continuing default (except a default in the payment of principal or interest) if it determines that withholding notice is in their interests.

Amendment and waiver

With the consent of the holders of more than 50% of the principal amount of the outstanding senior notes, we and the trustee may amend or supplement the indenture or modify the rights of the holders of the senior notes. Such majority holders may also waive compliance by us with any provision of the indenture, any supplemental indenture or the senior notes except a default in the payment of principal or interest. However, without the consent of the holder of each senior note affected, an amendment or waiver may not:

•	reduce the principal amount of outstanding senior notes whose holders must consent to an amendment or waiver;

•	change the rate or the time for payment of interest;

•	change the principal or the fixed maturity;

•	waive a default in the payment of principal or interest;

•	make any senior note payable in a different currency other than that stated in such senior note or change the place of payment; or

•

make any change in the provisions of the indenture concerning (1) waiver of existing defaults; (2) rights of holders of the senior notes to receive payment; or (3) amendments and waivers with the consent of holders of the senior notes.

We and the trustee may amend or supplement the indenture without the consent of any holder to cure any ambiguity, defect or inconsistency in the indenture or the senior notes or for certain other limited purposes, including to make any change that does not adversely affect the rights of any holder of the senior notes.

Satisfaction and discharge

The indenture will provide that when:

•

we deliver to the trustee for cancellation all outstanding senior notes previously authenticated and delivered under the indenture, other than destroyed, lost or stolen senior notes that have been replaced or paid and senior notes for whose payment money had been deposited in trust or segregated and held in trust by us and thereafter repaid to us or discharged from such trust; or

•

all outstanding senior notes (i) have become due and payable, (ii) will by their terms become due and payable within one year, or (iii) are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption; and

•

we deposit with the trustee cash sufficient to pay at stated maturity or redemption all outstanding senior notes other than destroyed, lost or stolen senior notes that have been replaced, including principal, premium, if any, and interest due or to become due to the stated maturity or such date fixed for redemption, as the case may be, and in either case we pay all other sums payable by us under the indenture, then the indenture will cease to be of further effect with respect to the senior notes and the trustee will, upon our demand accompanied by an officers’ certificate and opinion of counsel in a form satisfactory to the trustee and at our cost and expense, execute a document acknowledging satisfaction and discharge of the indenture with respect to the senior notes.

Defeasance and covenant defeasance

The indenture provides that, in respect of the senior notes, we (a) may be discharged from our obligations (“defeasance and discharge”), or (b) may cease to comply with certain restrictive covenants (“covenant defeasance”), including those described under “—Certain covenants—Limitation on liens,” “—Limitation on sale and leasebacks” and “—Consolidation, merger and sale of assets,” when we have irrevocably deposited with the trustee, in trust, (i) sufficient funds to pay the principal of and interest to stated maturity (or redemption) on the senior notes or (ii) such amount of direct obligations of, or obligations guaranteed by, the government of the

United States as will, together with the predetermined and certain income to accrue thereon without consideration of any reinvestment, be sufficient to pay when due the principal of and interest to stated maturity (or redemption) on the senior notes. Such defeasance and discharge and covenant defeasance are conditioned upon, among other things, our delivery of (i) an opinion of counsel (which counsel may include our in-house counsel) that the holders of the senior notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance, and will be subject to tax in the same manner as if no defeasance and discharge or covenant defeasance, as the case may be, had occurred and (ii) an officer’s certificate stating that the funds or obligations, as the case may be, deposited with the trustee are sufficient to pay the principal of and interest to the stated maturity (or redemption) on the senior notes.

Governing law

The indenture and the senior notes will be governed by, and construed in accordance with, the laws of the State of New York.

The trustee

The indenture provides that, except during the continuance of an Event of Default, the trustee will perform only such duties as are specifically set forth in such indenture. If an Event of Default has occurred and is continuing, the trustee will exercise such rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

The trustee shall be under no obligation to exercise any of the rights or powers vested in it by the indenture at the request or direction of any of the holders pursuant to the indenture, unless such holders shall have offered to the trustee security or indemnity satisfactory to the trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction.

The indenture and the provisions of the Trust Indenture Act, incorporated by reference therein, contain limitations on the rights of the trustee thereunder should it become a creditor of D&B, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest (as defined in the Trust Indenture Act), it must eliminate such conflict or resign.

Book entry; delivery and form

We will initially issue the senior notes in the form of one or more fully registered global senior notes. Each global senior note will be deposited with, or on behalf of, DTC, and registered in the name of its nominee Cede & Co. You may hold your beneficial interests in any global senior note directly through DTC if you have an account with DTC or indirectly through organizations which have accounts with DTC.

So long as DTC, or its nominee, is the registered holder and owner of such global senior notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the senior notes represented by such global senior notes for the purposes of receiving payment on the senior notes, receiving notices and for all other purposes under the indenture and the senior notes. Investors may elect to hold interests in the book-entry notes through either DTC (in the U.S.) or Clearstream Banking, société anonyme (“Clearstream Luxembourg”) or Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”) (in Europe) if they are participants of such systems, or indirectly through organizations that are participants in such systems. Clearstream Luxembourg and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream Luxembourg’s and Euroclear’s names on the books of their respective depositaries, which, in turn, will hold such interests in customers’ securities accounts in the depositaries’ names on the books of DTC. Citibank, N.A. will act as depositary for Clearstream Luxembourg and Wells Fargo Bank, National Association will act as depositary for Euroclear (in such capacities, the “U.S. Depositaries”). Except as described below, owners of beneficial interests in the global senior notes will not be entitled to receive physical delivery of senior notes in definitive form and will not be considered the holders thereof for any purpose under the indenture. Accordingly, each person owning a beneficial interest in the global senior notes must rely on the procedures of DTC and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of the holder under the indenture.

Clearstream Luxembourg advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream Luxembourg holds securities for its participating organizations (“Clearstream Luxembourg Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Luxembourg Participants through electronic book-entry changes in accounts of Clearstream Luxembourg Participants, thereby eliminating the need for physical movement of certificates. Clearstream Luxembourg provides to Clearstream Luxembourg Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream Luxembourg interfaces with domestic markets in several countries.

As a professional depositary, Clearstream Luxembourg is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector. Clearstream Luxembourg Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Luxembourg Participant either directly or indirectly. Distributions with respect to senior notes held beneficially through Clearstream Luxembourg will be credited to cash accounts of Clearstream Luxembourg Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream Luxembourg.

Euroclear advises that it was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The

Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly. The Euroclear Operator was launched on December 31, 2000, and replaced Morgan Guaranty Trust Company of New York as the operator of and banker to the Euroclear system. Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis, without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants. Distributions with respect to the senior notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for Euroclear.

Owners of book-entry interests in the global senior notes will receive individual certificated senior notes in fully registered form, or definitive registered senior notes, only in the following circumstances:

•

if DTC notifies us or the book-entry depositary in writing that it (or its nominee) is unwilling or unable to continue to act as a depositary registered under the Exchange Act and a successor depository registered as a clearing agency under the Exchange Act is not appointed by us within 90 days; or

•	at any time if we determine that the global senior notes should be exchanged for definitive registered senior notes (in whole but not in part).

Any definitive registered senior notes will be issued in fully registered form in denominations of $2,000 principal amount and integral multiples of $1,000 in excess thereof. To the extent permitted by law, we, the trustee and any paying agent shall be entitled to treat the person in whose name any definitive registered note is registered as the absolute owner thereof.

Payments on the senior notes

Payments of any amounts owing in respect of the global senior notes will be made through one or more paying agents appointed under the indenture to DTC or its nominee as the holder of the global senior notes. Initially, the paying agent for the senior notes will be Wells Fargo Bank, National Association, as trustee. We may change the paying agent or registrar without prior notice to the holders of the senior notes, and we may act as paying agent or registrar.

Payments of principal or any premium owing in respect of definitive registered senior notes will be made at the maturity of each senior note in immediately available funds upon presentation of the senior note at the corporate trust office of the trustee in the Borough of Manhattan, The City of New York, or at any other place as we may designate. Payment of interest due on the definitive registered senior notes at maturity will be made to the person to whom payment of the principal of the senior note will be made. Payment of interest due on definitive registered senior notes other than at maturity will be made at the corporate trust office of the trustee or, at our option, may be made by check mailed to the address of the person entitled to receive payment as the address appears in the security register, except that a holder of $1,000,000 or more in aggregate principal amount of senior notes in certificated form may, at our option, be entitled to receive interest payments on any interest payment date other than at maturity by wire transfer of immediately available funds if appropriate wire transfer instructions have been received in writing by the trustee at least 15 days prior to the interest payment date. Any wire instructions received by the trustee will remain in effect until revoked by the holder.

None of D&B, the trustee or any paying agent will have any responsibility or liability for any aspect of any depositary or any participant’s records relating to or payments made on account of book-entry interests or for maintaining, supervising or reviewing any records relating to such book-entry interests or beneficial ownership interests.

Information concerning DTC

DTC has advised us as follows:

DTC is a limited purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking law, a member of the Federal Reserve System, and a “clearing agency” registered pursuant to the provision of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (“indirect participants”).

Upon the issuance of the global senior notes, DTC or its custodian will credit, on its internal system, the respective principal amount of the individual beneficial interest represented by such global senior notes to the accounts of persons who have accounts with such depositary. Ownership of beneficial interests in the global senior notes will be limited to persons who have accounts with DTC (“participants”) or persons who hold interests through participants. Ownership of beneficial interests in the global senior notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of persons other than participants).

We understand that, under existing industry practices, in the event that we request any action of holders, or an owner of a beneficial interest in such permanent global senior note desires to give or take any action (including a suit for repayment of principal or interest) that a holder is entitled to give or take under the senior notes, DTC would authorize the participants holding the relevant beneficial interest to give or take such action or would otherwise act upon the instruction of beneficial owners owning through them.

Payments of the principal of and interest on the global senior notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment of principal or interest in respect of the global senior notes, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial ownership interests in the principal amount of such global senior notes, as shown on the records of DTC or its nominee. We also expect that payments by participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Secondary market trading between Clearstream Luxembourg Participants and/or Euroclear Participants will be effected in the ordinary way, in accordance with the applicable rules and operating procedures of Clearstream Luxembourg and Euroclear, and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through participants in DTC, on the one hand, and directly or indirectly through Clearstream Luxembourg Participants or Euroclear Participants, on the other, will be effected in DTC in accordance with DTC’s rules on behalf of the relevant European international clearing system by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system, in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving senior notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Luxembourg Participants and Euroclear Participants may not deliver instructions directly to their respective U.S. Depositaries.

Because of time-zone differences, credits of book-entry senior notes received in Clearstream Luxembourg or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such senior notes settled during such processing will be reported to the relevant Euroclear or Clearstream Luxembourg Participants on such business day. Cash received in Clearstream Luxembourg or Euroclear as a result of sales of senior notes by or through a Clearstream Luxembourg Participant or a Euroclear Participant to a Depositary participant will be received on the DTC settlement date but will be available in the relevant Clearstream Luxembourg or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream Luxembourg and Euroclear have agreed to the foregoing in order to facilitate transfers of senior notes among participants of DTC, Clearstream Luxembourg and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

Neither we nor the trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Underwriting

J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as joint book-running managers of the offering and as representatives of the several underwriters named below.

Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of senior notes set forth opposite the underwriter’s name.

Underwriter	Principal amount of senior notes

J.P. Morgan Securities LLC	$96,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	84,000,000
Barclays Capital Inc.	30,000,000
HSBC Securities (USA) Inc.	30,000,000
Mitsubishi UFJ Securities (USA), Inc.	30,000,000
RBS Securities Inc.	30,000,000

Total	$300,000,000

The underwriting agreement provides that the obligations of the several underwriters to purchase the senior notes included in this offering are subject to conditions. The underwriters are obligated to purchase all the senior notes if they purchase any of the senior notes.

Senior notes sold by the underwriters to the public will initially be offered at the public offering prices set forth on the cover page of this prospectus supplement. Any senior notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to 0.350% of the principal amount of each senior note. Any such securities dealers may resell any senior notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to 0.225% of the principal amount of each senior note.

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the senior notes).

Paid by The Dun & Bradstreet Corporation

Price per senior note	0.600%

Total	$1,800,000

Purchasers of the senior notes may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase, in addition to the relevant issue price set forth on the cover page of this prospectus supplement.

In connection with the offering, J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, on behalf of the underwriters, may purchase and sell senior notes in the open market. These transactions may include over-allotments, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of senior notes in excess of the principal amount of senior notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the senior notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of senior notes made for the purpose of preventing or retarding a decline in the market price of the senior notes while the offering is in progress.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, in covering syndicate short positions or making stabilizing purchases, repurchase senior notes originally sold by that syndicate member.

Any of these activities may have the effect of preventing or retarding a decline in the market price of the senior notes. They may also cause the price of the senior notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

We estimate that our total expenses for this offering will be $1.0 million.

We have agreed to indemnify the underwriters against certain liabilities, including certain liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of these liabilities.

Affiliates of the underwriters are lenders under our revolving credit facility and may therefore receive a portion of the net proceeds of this offering by reason of the repayment of borrowings outstanding under our revolving credit facility.

The underwriters have performed investment banking, commercial banking and advisory services for us from time to time, including in connection with the acquisition of Credibility Corp., for which they have received customary fees and expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they will receive customary fees and expenses.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the senior notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the senior notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

We expect to deliver the senior notes against payment for the senior notes on or about the date specified in the last paragraph of the cover page of this prospectus supplement, which will be the fifth business day following the date of the pricing of the senior notes (“T+5”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade senior notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the senior notes initially will settle in T+5, to specify alternative settlement arrangements to prevent a failed settlement.

European Economic Area

This prospectus supplement has been prepared on the basis that, except to the extent subparagraph (ii) below may apply, any offer of senior notes in any Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), will be made pursuant to an exemption under the Prospectus Directive, as implemented in that Relevant Member State, from the requirement to publish a prospectus for offers of senior notes. Accordingly, any person making or intending to make an offer in that Relevant Member State of senior notes which are the subject of an offering contemplated in this prospectus supplement as completed by final terms in relation to the offer of those notes may only do so (i) in circumstances in which no obligation arises for D&B or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive, in each case, in relation to such offer, or (ii) if a prospectus for such offer has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State and (in either case) published, all in accordance with the Prospectus Directive, provided that any such prospectus has subsequently been completed by final terms which specify that offers may be made other than pursuant to Article 3(2) of the Prospectus Directive in that Relevant Member State, such offer is made in the period beginning and ending on the dates specified for such purpose in such prospectus or final terms, as applicable, and D&B has consented in writing to its use for the purpose of such offer. Except to the extent sub-paragraph (ii) above may apply, neither D&B nor any underwriter has authorized, nor do they authorize, the making of any offer of senior notes in circumstances in which an obligation arises for D&B or any underwriter to publish or supplement a prospectus for such offer. The expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

In relation to each Relevant Member State, each underwriter has represented and agreed, and each further underwriter will be required to represent and agree, that with effect from and including the Relevant Implementation Date it has not made and will not make an offer of senior notes which are the subject of the offering contemplated by this prospectus supplement as completed by the final terms in relation thereto to the public in that Relevant Member State except that it may, with effect from and including the Relevant Implementation Date, make an offer of such notes to the public in that Relevant Member State:

(a)

if the final terms in relation to the senior notes specify that an offer of those notes may be made other than pursuant to Article 3(2) of the Prospectus Directive in that Relevant Member State (a “Non-exempt Offer”), following the date of publication of a prospectus in relation to such notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member

State and notified to the competent authority in that Relevant Member State, provided that any such prospectus has subsequently been completed by the final terms contemplating such Non-exempt Offer, in accordance with the Prospectus Directive, in the period beginning and ending on the dates specified in such prospectus or final terms, as applicable and D&B has consented in writing to its use for the purpose of that Non-exempt Offer;

(b)	at any time to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(c)	at any time to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the relevant underwriter or underwriters nominated by D&B for any such offer; or

(d)	at any time in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of senior notes referred to in (b) to (d) above shall require D&B or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive, or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State who receives any communication in respect of, or who acquires any senior notes under, the offers to the public contemplated in this prospectus supplement will be deemed to have represented, warranted and agreed to and with each underwriter and D&B that:

(a)	it is a qualified investor within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive; and

(b)	in the case of any senior notes acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (i) the senior notes acquired by it in the offer have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than qualified investors, as that term is defined in the Prospectus Directive, or in circumstances in which the prior consent has been given to the offer or resale; or (ii) where senior notes have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those notes to it is not treated under the Prospectus Directive as having been made to such persons.

For the purposes of this provision, the expression an “offer to the public” in relation to any senior notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the senior notes to be offered so as to enable an investor to decide to purchase or subscribe the senior notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State.

United Kingdom

This prospectus supplement is only being distributed to, and is only directed at, persons in the United Kingdom that are “qualified investors” within the meaning of Article 2(1)(e) of the Prospectus Directive and that also (i) are “investment professionals” as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations, etc.”) of the Order, or (iii) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This prospectus supplement is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this prospectus supplement relates is available only to relevant persons and will be engaged in only with relevant persons.

Each underwriter has represented and agreed:

(a)	it has only communicated or caused to be communicated, and will only communicate or cause to be communicated, an invitation or inducement to engage in investment activity (within the meaning of section 21 of the United Kingdom Financial Services and Markets Act 2000, or “FSMA”) received by it in connection with the issue or sale of the senior notes in circumstances in which section 21(1) of the FSMA does not apply to D&B; and

(b)	it has complied with, and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the senior notes in, from or otherwise involving the United Kingdom.

Japan

The underwriters will not offer or sell any of the senior notes directly or indirectly in Japan or to or for the benefit of any Japanese person or to others, for re-offering or re-sale directly or indirectly in Japan or to any Japanese person, except in each case pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law of Japan and any other applicable laws and regulations of Japan. For purposes of this paragraph, “Japanese person” means any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Legal matters

Certain legal matters in connection with the senior notes offered hereby will be passed upon for us by Shearman & Sterling LLP, New York, New York, and the validity of the senior notes will be passed upon for the underwriters by Sullivan & Cromwell LLP, New York, New York.

Experts

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2014 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Prospectus

THE DUN & BRADSTREET CORPORATION

Debt Securities

We may offer from time to time debt securities, in amounts, on terms and at prices that will be determined at the times they are offered for sale. These terms and prices will be described in more detail in a supplement to this prospectus, which will be distributed at the time the debt securities are offered.

You should read this prospectus and any prospectus supplement carefully before you invest.

This prospectus may not be used to sell any debt securities unless it is accompanied by a prospectus supplement.

Neither the Securities Exchange Commission nor any state commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus is dated April 30, 2015

About this prospectus

We have not authorized anyone to provide you with information or to make any representation other than contained in this prospectus or any prospectus supplement. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This document may only be used where it is legal to sell these debt securities. The information in this prospectus, any prospectus supplement or any document incorporated by reference may not be accurate as of any date other than the date of the document in which it is contained or such other date referred to in such document, regardless of the time of any sale or issuance of a debt security.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Each time we sell or issue debt securities pursuant to this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that specific offering of debt securities and the specific manner in which they may be offered. The prospectus supplement may also add to, update or change any of the information contained in this prospectus. The prospectus supplement may also contain information about any material federal income tax considerations relating to the debt securities described in the prospectus supplement. You should read both this prospectus and the applicable prospectus supplement together with the additional information described under “Where You Can Find More Information.” This prospectus may not be used to sell our debt securities unless it is accompanied by a prospectus supplement.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

The registration statement that contains this prospectus, including the exhibits to the registration statement, contains additional information about us and the debt securities offered under this prospectus. That registration statement can be read at the SEC’s web site (www.sec.gov) or at the SEC’s offices mentioned under the heading “Where You Can Find More Information.”

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Where you can find more information

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended, (the “Exchange Act”). Our SEC filings are available to the public at the SEC’s website at http:// www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Such information may also be inspected at the offices of the New York Stock Exchange, which are currently located at 20 Broad Street, New York, New York 10005.

The SEC allows us to “incorporate by reference” the information we file with it into this prospectus, which means we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and all information that we file later with the SEC will automatically update and supersede the previously filed information. We incorporate by reference the documents listed below and any future documents that are deemed “filed” with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act (but not including any documents or portions of documents that are furnished under applicable SEC rules, rather than filed) from the date of this prospectus until the termination of the offering of debt securities described in this prospectus or the expiration of the registration statement:

•	our Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC on February 26, 2015;

•	our Proxy Statement on Schedule 14A filed with the SEC on March 25, 2015; and

•	our Current Report on Form 8-K filed with the SEC, not including such portions that have been furnished, on April 27, 2015.

Our filings with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports, are available free of charge on our website, http://www.dnb.com, as soon as reasonably practicable after they are filed with, or furnished to, the SEC. We have included our website address as an inactive textual reference only. The contents of the website are not incorporated by reference into this prospectus. You may request a copy of any report or document incorporated by reference in the prospectus but not delivered with the prospectus at no cost by writing or telephoning us at the following address:

The Dun & Bradstreet Corporation

103 JFK Parkway

Short Hills, New Jersey 07078

Attention: Corporate Secretary

Telephone: (973) 921-5500

Exhibits to the filings will not be sent unless these exhibits have been specifically incorporated by reference in this prospectus.

We have not authorized anyone to provide you with information or to make any representation other than contained in this prospectus or any prospectus supplement. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.

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Use of proceeds

Unless we specify otherwise in the applicable prospectus supplement, we will use the net proceeds from the sale of the debt securities for general corporate purposes.

Ratio of earnings to fixed charges

Set forth below is information concerning our ratio of earnings to fixed charges. This ratio shows the extent to which our business generates enough earnings after the payment of all expenses other than interest to make required interest payments on our debt.

For these ratios, “earnings” have been calculated by adding fixed charges to Income before Provision for Income Taxes. Fixed charges are the sum of interest expenses and the portion of rental payments on operating leases estimated to represent an interest component.

	Year Ended December 31,
	2014	2013	2012	2011	2010
Ratio of earnings to fixed charges	7.6x	8.8x	8.7x	8.8x	8.0x

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Debt securities

We may from time to time offer to sell, in one or more offerings, our debt securities. We will set forth a description of debt securities that may be offered under this prospectus in a prospectus supplement or other offering materials.

The terms of the offering of debt securities, including the initial offering price and the net proceeds to us and whether the debt securities will be senior or subordinated, will be contained in the prospectus supplement or other offering material relating to such offering. The prospectus supplement or any other offering material may also add, update or change information contained in this prospectus. You should carefully read this prospectus, any prospectus supplement or other offering material before you invest in our debt securities.

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Plan of distribution

The debt securities may be sold to or through underwriters, through dealers or agents or through a combination of these methods. If an offering of the debt securities involves any underwriters, dealers or agents, then the prospectus supplement will name the underwriters, dealers or agents and will provide information regarding any fee, commission or discount arrangements with those underwriters, dealers or agents.

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Legal matters

The validity of the debt securities will be passed upon for us by Shearman & Sterling LLP, New York, New York.

Experts

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2014 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

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